QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.15

EMPLOYMENT AGREEMENT

        This Agreement, dated December 1, 2001, is between JDS Uniphase Corporation (the "Company") and Joseph Zils ("Employee").

PREMISES

        WHEREFORE,

        1.     Employee currently is employed by Company; and

        2.     Company and Employee wish to clarify their existing employment relationship with a written Employment Agreement intended to supersede all other written and oral representations and agreements regarding Employee's employment with Company, including but not limited to the Officer Employment Assurance Agreement dated October 30, 1999 between Employee and Optical Coating Laboratory, Inc;

AGREEMENT

        NOW, THEREFORE, based on the foregoing premises and in consideration of the commitments set forth below, Employee and Company agree as follows:

        1.    Definitions.

        As used herein, the following terms are defined as follows:

          a.     "Cause" means:

              (i)  willful malfeasance by Employee, which has a material adverse effect on the Company;

             (ii)  substantial and continuing willful refusal by Employee to perform duties ordinarily performed by an employee in the same position and having similar duties as Employee following not less than ten (10) days notice from the Company and the failure of Employee to reasonably cure such substantial and willful refusal by Employee to perform such duties within said ten (10) day period;

            (iii)  conviction of Employee for an indictable offense which has a material adverse effect on the Company's goodwill if Employee is retained as an employee of the Company;

            (iv)  willful failure by Employee to comply with material policies and procedures of the Company following not less than ten (10) days notice from the Company and the failure of Employee to reasonably cure such willful failure by Employee to so comply within said ten (10) day period.

          b.     "Good Reason" means the occurrence of any of the events or conditions described in subsections (i) through (iv) below, provided however, that Employee provides the Company with thirty (30) days notice of termination for "Good Reason" pursuant to the provisions of Section 7 below, during which time the Company shall have an opportunity to cure the occurrence or condition claimed to constitute "Good Reason"; and provided further, that such notice of resignation is submitted by Employee no later than thirty (30) days after the occurrence of the event or condition that Employee claims as the basis for termination for "Good Reason":

              (i)  a material reduction in Employee's base salary, benefits or other monetary compensation (in each case other than material reductions generally applicable to other employees of the Company at the same or equivalent level as Employee) without Employee's prior written consent; or

             (ii)  a material adverse change in Employee's position, duties or responsibilities without Employee's prior written consent (for purposes of this subsection, a change in Employee's reporting structure or the scope of operations within the Thin Film Products group of the Company shall not, in and of itself, constitute a material adverse change in Employee's position, duties or responsibilities); or

            (iii)  an actual change in Employee's principal work location by more than 30 miles without Employee's prior written consent; or

            (iv)  failure by the Company to obtain from any successor company the assumption of the Company's obligations under this Agreement.

          c.     "Disabled" means a mental or physical disability, illness or injury, evidence by medical reports from a duly qualified medical practitioner, which renders the Employee unable to perform the essential duties of his or her position, and "Disability" has a corresponding meaning.

          d.     "Effective Date" means:

              (i)  in the event the Company terminates the employment of Employee, the date designated by the Company as the last day of Employee's employment;

             (ii)  in the event the Employee resigns his or her employment with the Company, the date designated by Employee as the effective date of resignation, and approved by the Company, which approval shall not be unreasonably withheld if the Employee provides not less than fourteen (14) days notice of such resignation;

            (iii)  in the event the Employee dies, the date of death;

            (iv)  in the event the Employee becomes Disabled, the date designated by the Company as the last day of Employee's employment.

          e.     "New Options" means those certain option rights to purchase an aggregate of 122,000 shares of the Company's Common Stock to be issued by the Company to Employee pursuant to Section 3 below.

        2.    Position, Duties, Responsibilities

          a.    Position:    Employee is employed by Company to render services to Company in the position of President, Thin Film Products, subject to the provisions of paragraph 3 below.

          b.    Other Activities:    Except upon the prior written consent of the Company, Employee will not (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be in conflict with, or that might place Employee in a conflicting position to that of, the Company.

        3.    Compensation

        In consideration of the services to be rendered under this Agreement, Company shall continue to pay Employee at an initial base annual salary equivalent to Employee's current base rate of pay of [$250,000], payable in accordance with the Company's payroll practices. Employee's salary will be reviewed from time to time in accordance with Company's established procedures for adjusting salaries for similarly situated employees. Employee shall be eligible to participate in Company's benefit plans and to receive prerequisites of employment as established by Company, and as may be amended from time to time in Company's sole discretion. Without limitation of the foregoing, the Company shall issue to Employee the New Options pursuant to the Company's 1993 Amended and Restated Flexible Stock

Incentive Plan (the "Plan") within thirty (30) days of the date of this Agreement. The rights and obligations of the New Options of the Company and Employee with respect to the New Options shall be governed by the terms of the Plan and the option agreement for the New Options notwithstanding any term or condition hereof (other than the acceleration of the exercisability of such options as provided in Paragraphs 5(a) and 5(e) below).

        4.    Term

        The term (the "Term") of this Agreement shall commence on the date hereof and shall expire on November 9, 2005 unless sooner terminated as provided herein (the date of termination of this Agreement, the "Expiration Date"). On November 9, 2005 and on the anniversary date of each term thereafter (the "Renewal Date") the term of this Agreement will be automatically extended for an additional one-year period unless, not later than thirty days prior to such Renewal Date, the Company gives written notice to Employee that it has elected not to renew this Agreement.

        5.    Termination.

          a.    Termination Benefits Under Certain Circumstances.    If the Employee's employment is terminated, prior to the Expiration Date, by the Company (other than for Cause), as the result of the Death or Disability of the Employee, or by the Employee for Good Reason, conditioned upon the Employee's executing and delivering to the Company a release of claims, reasonably acceptable to the Company and subject to Paragraph 5(e) hereof, Employee will be entitled to the following benefits in full satisfaction of any statutory, contractual or common law entitlements which Employee has or could have as a result of the termination of the Term: (i) the Company shall pay to the Employee, in one lump sum, the amount of One Million, Ninety Thousand, Seven Hundred and Two Dollars and Thirty-Eight Cents ($1,090,702.38), minus any required withholdings or deductions; and (ii) Employee's right, title and entitlement to exercise any unvested portion of the New Options shall immediately vest, free from any restrictions (other than those imposed by applicable state and federal securities laws), provided that the New Options shall continue to be exercisable (if applicable) in accordance with and subject to the terms of the Plan and the option agreement for the New Options. Such payments and other consideration payable by the Company pursuant to this Section 5(a) shall be accepted by Employee, or his heirs as the case may be, in exchange for a full and complete release by Employee of all causes of action, claims or other rights that he may have against the Company arising in connection with his employment or pursuant to this Agreement. The Company shall have no obligations under this paragraph with respect to any termination of the Term for any reason other than as specified in the first sentence of this paragraph.

          b.    Termination For Cause:    This Agreement shall terminate immediately upon the termination of Employee for Cause. Thereafter, all obligations of Company under this Agreement shall cease.

          c.    By Death:    Employee's employment shall terminate automatically upon the death of Employee. Company shall pay to Employee's beneficiaries or estate, as appropriate, the compensation set forth in Section 5.a. Thereafter, all obligations of Company under this Agreement shall cease. Nothing in this Section shall affect any entitlement of Employee's heirs to the benefits of any life insurance plan or other applicable benefits.

          d.    By Disability:    If Employee suffers from a Disability, then, to the extent permitted by law, Company may terminate Employee's employment. Company shall pay to Employee the compensation set forth in Section 5.a. Thereafter, all of Company's obligations under this Agreement shall cease. Nothing in this Section shall affect Employee's rights under any disability plan in which he is a participant.

          e.    Termination Upon Sale of Business.    If the employment of Employee by the Company shall terminate as a result of the sale or other divestiture by the Company of all or a portion of the Thin Film Products Group, Employee's employment shall be deemed to have terminated upon the circumstances described in Paragraph 5(a) above as of the closing of such sale; provided however, that, in the event that Employee shall become employed by the purchaser of such business following such sale and such purchaser shall have assumed the Company's obligations under this Agreement as part of such sale transaction, the following shall apply: (i) the Company shall have no further obligations under this Agreement following such sale; (ii) Employee's employment shall not be deemed terminated under the circumstances described in said Paragraph 5(a), and (iii) the New Options shall become fully exercisable as of the termination of Employee's employment with the Company as of the closing of such sale.

        6.    Termination Obligations

          a.    Return of Company's Property:    Employee hereby acknowledges and agrees that all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof, and equipment furnished to or prepared by Employee in the course of or incident to Employee's employment, belong to Company and shall be promptly returned to Company upon termination of Employee's employment.

          b.    Cooperation in Pending Work:    Following any termination of Employee's employment, Employee shall fully cooperate with Company in all matters relating to the winding up of pending work on behalf of Company and the orderly transfer of work to other employees of Company. Employee shall also cooperate in the defense of any action brought by any third party against Company that relates in any way to Employee's acts or omissions while employed by Company. The Company shall reimburse Employee for any out of pocket expenses incurred by Employee in performance of his duties hereunder and shall reasonably compensate Employee for such performance to the extent Employee is requested by the Company to spend more than four (4) hours per month or an aggregate of twenty (20) hours of Employee's time in effecting such performance.

        7.    Notices

        All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to Company:

    JDS Uniphase Corporation
    210 Baypointe Parkway
    San Jose, California 94134
    Attention: Office of the General Counsel

and to Employee at:

        Employee and the Company shall provide written notice to the other (which, notwithstanding any other provision within this section, may be provided by hand delivery, first class mail or electronic mail) of any changes to the addresses above.

        8.    Entire Agreement

        Subject to the last sentence of this paragraph, the terms of this Agreement are intended by the parties to be the final and exclusive expression of their agreement with respect to the employment of Employee by Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements. Subject to the last sentence of this paragraph, the parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement. To the extent that the practices, policies, or procedures of Company, now or in the future, apply to Employee and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Notwithstanding the foregoing, nothing in this agreement shall limit or modify, in any manner, any existing or future agreement between the Employee and the Company relating to proprietary information, inventions, treatment of confidential information, non-competition or employee benefits or incentive plans.

        9.    Amendments, Waivers

        This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Employee and by a duly authorized representative of Company other than Employee. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein.

        Employee and the Company each specifically agree and acknowledge that they each waive recourse to any remedies in tort, and further agree and acknowledge their intent that all rights and liabilities pertaining to the cessation of the employment relationship between them, where such cessation occurs on or before the Expiration Date, be as set out in this Agreement (or in any subsequent modification of this Agreement, provided that the modification is in writing and signed by both parties).

        10.    Assignment; Successors and Assigns

        Employee agrees that Employee will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall Employee's rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

        11.    Severability; Enforcement

        If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect.

        12.    Governing Law

        The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the law of the State of California.

        13.    Employee Acknowledgment

        The parties acknowledge (a) that they have consulted with or have had the opportunity to consult with independent counsel of their own choice concerning this Agreement, and (b) that they have read and understand the Agreement, are fully aware of its legal effect, and have entered into it freely based on their own judgment and not on any representations or promises other than those contained in this Agreement.

        14.    Date of Agreement

        The parties have duly executed this Agreement as of the date first written above.

JDS UNIPHASE CORPORATION

By:	/s/ MICHAEL C. PHILLIPS	/s/ JOSEPH ZILS
Name:	Michael C. Phillips	Joseph Zils
Its:	Senior Vice President, Business Development and General Counsel

QuickLinks

  Exhibit 10.15